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                                                                    Exhibit 16.1



                    [BRADSHAW, SMITH & CO., LLP LETTERHEAD]




Securities and Exchange Commission
Washington, D.C. 20549


Gentlemen:

We were previously the accountants for American Vantage Companies and on October 9, 2001, we reported on the consolidated financial statements of American Vantage Companies as of and for the year ended July 31, 2001. On September 10, 2002, we were dismissed as accountants of American Vantage Companies. We have read American Vantage Companies' statements included under Item 4 of its Form 8-K for September 13, 2002, and we agree with such statements.


Very truly yours,

/s/ Bradshaw, Smith & Co., LLP

Las Vegas, Nevada
September 13, 2002